UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 20, 2015

DICERNA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36281	20-5993609
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

87 Cambridgepark Drive

Cambridge, MA 02140

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (617) 621-8097

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 20, 2015, Dicerna Pharmaceuticals, Inc. (“Dicerna”) entered into an underwriting agreement (the “Underwriting Agreement”) with Jefferies LLC and Leerink Partners LLC, as representatives of the underwriters named in Schedule A thereto (the “Underwriters”), pursuant to which Dicerna agreed to offer and sell 2,750,000 shares of its common stock, par value $0.0001 per share, at a public offering price of $17.75 per share in an underwritten public offering (the “Offering”). Under the terms of the Underwriting Agreement, Dicerna granted the Underwriters a 30-day option to purchase up to an additional 412,500 shares of Dicerna’s common stock. The shares of common stock will be issued pursuant to a prospectus supplement dated May 20, 2015, which has been filed with the U.S. Securities and Exchange Commission (“Commission”) in connection with a takedown from the Company’s shelf registration statement on Form S-3 (File No. 333-202687) that was filed with the Commission and became effective on April 2, 2015, and the related base prospectus dated April 2, 2015.

The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters have agreed, severally and not jointly, to purchase all of the shares being sold under the Underwriting Agreement if any of the shares are purchased (other than the shares subject to the Underwriters’ option to purchase additional shares). Additionally, the Underwriting Agreement contains customary representations, warranties, and covenants by the Company and customary indemnification obligations of each of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended. In addition, subject to certain exceptions, each executive officer of the Company has entered into an agreement with the Underwriters not to sell, transfer or otherwise dispose of securities of the Company during the 90-day period following the Offering, subject certain exceptions. The Company is also restricted in its ability to sell securities during such 90-day period.

Dicerna estimates that net proceeds from the Offering will be approximately $45.3 million, or approximately $52.2 million if the Underwriters exercise their option to purchase additional shares in full, in each case after deducting underwriting discounts and commissions and estimated Offering expenses. Dicerna intends to use the net proceeds from the Offering for preclinical studies and clinical trials, with the remainder of any net proceeds from sales of securities being used for continued technology platform development, working capital and general corporate purposes.

A copy of the Underwriting Agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated by reference herein. The foregoing description of the Underwriting Agreement is qualified in its entirety by reference to such exhibit. The provisions of the Underwriting Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreement and are not intended as a document for investors and the public to obtain factual information about the current state of affairs of the Company. Rather, investors and the public should look to other disclosures contained in the Company’s filings with the Commission. A copy of the opinion of Sidley Austin LLP relating to the legality of the issuance and sale of the shares in the Offering is attached as Exhibit 5.1 hereto.

Item 8.01.	Other Events.

On May 20, 2015, Dicerna issued a press release entitled “Dicerna Announces Pricing of Follow-on Offering of Common Stock.” A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements that are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements concerning the completion, timing and size of the offering and other statements that are other than statements of historical facts. These statements involve significant risks and uncertainties. These statements reflect Dicerna’s current expectations concerning future events, actual events could differ materially from those anticipated as a result of many factors, including, but not limited to, the risks that the offering may be delayed or may not occur due to market or other conditions and the satisfaction of customary closing conditions related to the offering. Additional information concerning these and other factors that may cause actual events to differ materially from those anticipated is contained in the “Risk Factors” section of Dicerna’s most recent Form 10-Q filing, its other periodic reports and filings with the SEC and in the prospectus supplements related to the Offering. Investors should not place undue reliance on forward-looking statements contained in this Current Report or elsewhere. All forward-looking statements are based on information currently available to Dicerna, and Dicerna undertakes no obligation to revise or update them to reflect events or circumstances after the date of this Current Report, except as required by law.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement between Dicerna Pharmaceuticals, Inc., Jefferies LLC and Leerink Partners LLC, dated May 20, 2015

5.1	Opinion of Sidley Austin LLP.

23.1	Consent of Sidley Austin LLP (contained in Exhibit 5.1).

99.1	Press release entitled “Dicerna Announces Pricing of Follow-on Offering of Common Stock”, dated May 20, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 21, 2015	DICERNA PHARMACEUTICALS, INC.

	By:	/s/ James E. Dentzer
James E. Dentzer
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement between Dicerna Pharmaceuticals, Inc., Jefferies LLC and Leerink Partners LLC, dated May 20, 2015

5.1	Opinion of Sidley Austin LLP.

23.1	Consent of Sidley Austin LLP (contained in Exhibit 5.1).

99.1	Press release entitled “Dicerna Announces Pricing of Follow-on Offering of Common Stock”, dated May 20, 2015